Exhibit 10.1

As Amended and Restated 2/28/2005

BURLINGTON NORTHERN SANTA FE INCENTIVE BONUS STOCK PROGRAM

1.	Authority to Adopt. This program (the “Program”) has been adopted by the Compensation and Development Committee (the “Committee”) of the Board of Directors of Burlington Northern Santa Fe Corporation (the “Company”) pursuant to its authority to promulgate rules for the administration and operation of the Burlington Northern Santa Fe 1999 Stock Incentive Plan (the “Plan”) for Restricted Stock grants;

2.	Purpose. The purpose of this Program is to enable the Committee and its designated representatives to implement Restricted Stock grants (an “Exchange Grant”) in exchange for a key employee electing to exchange receipt of cash compensation and other forms of compensation designated by the Committee (“Elective Compensation”).

3.	Eligibility. The Committee shall designate key employees or classes of eligible employees (the “Eligible Participants”) who shall be eligible to receive an Exchange Grant in exchange for foregoing Elective Compensation.

4.	Amount of Elective Compensation. Unless the Committee shall designate another amount of Elective Compensation as to any Eligible Participant, each Eligible Participant may elect to exchange all or any portions of the following element of compensation for an Exchange Grant:

100% of such Eligible Participant’s annual incentive payment payable in the following calendar year, based on the annual incentive compensation plan established for such Eligible Participant, provided that in no event shall the amount of the Elective Compensation for the Eligible Participant exceed the annual incentive amount that would otherwise be payable to the Eligible Participant for such year by reason of achievement of the target level of performance.

5.	Method of Election. An Eligible Participant who wishes to receive an Exchange Grant (an “Electing Participant”) must deliver to the Vice President – Human Resources and Medical a written irrevocable election in a form acceptable to the Executive Vice President Law & Government Affairs and Secretary of the Company specifying the amount of Elective Compensation the Electing Participant wishes to forego (the “Cancelled Incentive Payment”), on the earlier of the date established by the Committee from time to time or December 31 of the year prior to the fiscal year in which the Eligible Participant earns the annual incentive. .

6.	Date of Grant. Unless otherwise determined by the Committee, the Exchange Grant will be issued once a year on the date the annual incentive compensation plan payment earned in the prior year is made.

7.	Valuation. For purposes of determining the number of shares subject to an Exchange Grant, the following valuation rules shall apply.

(1)	The Cancelled Incentive Payment otherwise payable in cash will be valued at its dollar equivalent; and

(2)	For annual incentive compensation to be earned for calendar year 2005 and for subsequent calendar years, the Restricted Stock award shall be equal to the number of shares determined by dividing 135% of the Cancelled Incentive Payment by the Fair Market Value of Company stock, determined under the Plan on the date of grant.

8.	Vesting. The Exchange Grant shall be subject to restrictions for a period of three years from the date of grant, provided however, the Committee may establish performance objectives for each grant to permit the restrictions to lapse over a shorter period, but in no event shall restrictions lapse in less than one year. Notwithstanding the foregoing, the Committee retains discretion to amend or modify these performance objectives at any time.

9.	Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee shall have the right prior to the grant date, to override an election in whole or in part. If the Committee overrides an election in whole or in part, the Company shall reinstate the amount of the Cancelled Incentive Payment related thereto.

10.	Unvested Restricted Stock. In the event of the death of a participant with an Exchange Grant, all restrictions on the Exchange Grant shall lapse. In the event of the termination of employment due to Disability of a participant with an Exchange Grant or in the event that a participant with an Exchange Grant is involuntarily terminated by the Company other than for Cause, the Committee agrees to permit the participant to elect to (i) receive a proration of the outstanding award as set forth in the Plan, or (ii) surrender the Exchange Grant in exchange for the amount of the cash award previously foregone and the award of Restricted Stock will terminate as if never granted. With the consent of the Committee, in the event of retirement as defined in the Burlington Northern Santa Fe Retirement Plan, a participant may receive a proration of outstanding Exchange Grants made before January 1, 2005, as set forth in the Plan. In the event that a participant with an Exchange Grant made after December 31, 2004, retires or otherwise voluntarily terminates employment with the Company, the Exchange Grant shall be forfeited.

11.	Grant Terms. The grant shall be issued from authorized, but unissued shares or from treasury shares.

12.	Amendments. This Program may be amended or terminated at any time by resolution of the Committee, provided that amendments which do not increase benefits may be approved by the Chief Executive Officer of the Company, who shall report the changes to the Chairman of the Committee.